EXHIBIT 4.2



                          SECOND SUPPLEMENTAL INDENTURE

            This Second Supplemental Indenture (this "Supplemental Indenture"), dated as of March 26, 2007, is entered into by and among Altra Industrial Motion, Inc. (the "Company"), the Guarantors signatory hereto (the "Guarantors"), and The Bank of New York, as trustee under the Indenture referred to below (the "Trustee"). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Indenture (as defined below).

                          W I T N E S S E T H

            WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 8, 2006 (the "Indenture"), as supplemented, among the Company, the Guarantors, the Trustee, The Bank of New York, as Principal Paying Agent, and The Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent, that provides for the issuance by the Company of up to an aggregate principal amount of (pound)33,000,000 of 11 1/4% Senior Notes due 2013 (the "Notes");

            WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the "REQUISITE HOLDERS");

            WHEREAS, the Company desires to execute and deliver an amendment to the Indenture for the purposes of permitting the TB Wood's Acquisition (as defined in Article I hereof) and related transactions;

            WHEREAS, the Company has caused to be delivered to the Holders of the Notes a Consent Solicitation Statement, dated March 7, 2007 (as the same may be amended from time to time, the "STATEMENT"), and the related Consent Form pursuant to which the Company has solicited consents to the adoption of amendments to the Indenture as set forth in Article I hereof (the "AMENDMENTS");

            WHEREAS, Section 9.02 permits the Amendments with the consent of the Requisite Holders;

            WHEREAS, the Company has received the written consents of the Requisite Holders to the Amendments;

            WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement of the Company have been duly performed and complied with; and

            WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute this Supplemental Indenture.

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

                                   ARTICLE I
                             AMENDMENTS TO INDENTURE

            Section 1.01. AMENDMENT OF ARTICLE FOUR. Article Four is hereby amended by inserting the following:

Section 4.23 TB Wood's Acquisition. Notwithstanding anything contained elsewhere in this Indenture, in the event that the Company, directly or indirectly, acquires more than 50%, but less than 100%, of the outstanding capital stock of TB Wood's Corporation, a Delaware corporation ("TB Wood's") pursuant to the tender offer (the "Tender Offer") contemplated by the Agreement and Plan of Merger, dated February 17, 2007, as amended, by and among TB Wood's, Altra Holdings, Inc. and Forest Acquisition Corporation ("FAC") (the "TB Wood's Merger Agreement"), then notwithstanding that TB Wood's and its Subsidiaries shall thereupon become Restricted Subsidiaries: (i) the requirement that TB Wood's and its Domestic Restricted Subsidiaries guarantee the Notes shall be deferred until 10 days after the Company has acquired 100% of the issued and outstanding equity interests in TB Wood's; (ii) the Company shall have the ability to incur, subject to the Company's Consolidated Fixed Charge Coverage Ratio being at least
2.0 to 1.0, the Acquired Indebtedness of TB Wood's and its Subsidiaries that otherwise could be incurred but for the fact that TB Wood's and its Domestic Restricted Subsidiaries will not be Guarantors at such time; (iii) Section 4.09 is hereby modified to enable Altra to acquire shares of TB Wood's common stock in the Tender Offer and the back-end merger (the "Back-end Merger") pursuant to the TB Wood's Merger Agreement and comply with the obligations of the TB Wood's Merger Agreement, in each case without reducing amounts otherwise available for Restricted Payments; and (iv) Section 4.14 is hereby modified to waive the requirement that the Company obtain a fairness opinion for the Back-end Merger.

                                   ARTICLE II
                                  EFFECTIVENESS

            Section 2.01. EFFECTIVENESS. Subject to Section 2.02, this Supplemental Indenture shall become effective and binding on the Company, the Trustee and the Holders upon and execution and delivery of this Supplemental Indenture by the parties hereto.

            Section 2.02. SUPPLEMENTAL INDENTURE TO BECOME OPERATIVE. This Supplemental Indenture shall become operative upon delivery to the Trustee of an Officers' Certificate stating that the Company (A) has accepted and paid for shares of TB Wood's common stock in the Tender Offer, funded in part by the issuance of approximately $92.5 million aggregate principal amount of additional 9% Senior Secured Notes due 2011 (the "TACK-ON NOTE OFFERING"), and (B) has not completed the Back-end Merger on the same date (and, accordingly, TB Wood's does not become a wholly owned subsidiary of the Company on such date).


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



                                  ARTICLE III
                                  MISCELLANEOUS

            Section 3.01. INDENTURE RATIFIED. Except as otherwise provided herein, the Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect.

            Section 3.02. CONSTRUCTION OF SUPPLEMENTAL INDENTURE. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture.

            Section 3.03. TRUST INDENTURE ACT CONTROLS. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any other provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

            Section 3.04. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

            Section 3.05. TRUSTEE NOT RESPONSIBLE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company, the Guarantors and the New Guarantor.

            Section 3.06. GOVERNING LAW. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

            Section 3.07. SUCCESSORS. All covenants and agreements in this Supplemental Indenture by the Company, the Guarantors, the New Guarantor or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

            Section 3.08. SEVERABILITY. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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





            IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                                    ALTRA INDUSTRIAL MOTION, INC.

                                    By:       /s/ David Wall
                                        ----------------------------------------
                                    Name:   David Wall
                                    Title:  Chief Financial Officer


                                    THE BANK OF NEW YORK, as Trustee

                                    By:   /s/ Luis Perez
                                        ----------------------------------------
                                    Name:    Luis Perez
                                    Title:   Assistant Vice President


                                    AMERICAN ENTERPRISES MPT CORP.
                                    AMERICAN ENTERPRISES MPT HOLDINGS,
                                       LLC
                                    AMERIDRIVES INTERNATIONAL, LLC
                                    BOSTON GEAR LLC
                                    FORMSPRAG LLC
                                    INERTIA DYNAMICS, LLC
                                    THE KILIAN COMPANY
                                    KILIAN MANUFACTURING CORPORATION
                                    NUTTALL GEAR L L C
                                    WARNER ELECTRIC INTERNATIONAL
                                    HOLDING, INC.
                                    WARNER ELECTRIC LLC
                                    WARNER ELECTRIC TECHNOLOGY LLC,
                                    as Guarantors

                                    By:       /s/ David Wall
                                        ----------------------------------------
                                    Name:   David Wall
                                    Title:  Chief Financial Officer








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